Exhibit 99.1
Genworth Financial Announces Third Quarter 2026 Results
Strategic Highlights
•Strong capital returns from Enact, with $122M received in the quarter
•Repurchased $80M of shares in the quarter; $998M since inception through September 30, 2026; announced new $500M share repurchase authorization
•CareScout delivered 1,532 matches1 in the quarter, with continued progress expanding the CareScout Quality Network
•Care Assurance Worksite launched in the quarter; approved in 40 states as of September 30, 2026
•Continued progress on the LTC2 MYRAP3 with approximately $35.0B estimated net present value achieved since 2012 from IFAs4
Financial Highlights
•Net loss5 of $41M, or $0.11 per diluted share, and adjusted operating income, excluding Closed Block5,6 of $102M, or $0.27 per diluted share
•Enact reported adjusted operating income of $132M5 in the quarter; PMIERs sufficiency ratio7 remains strong at 158%8
•Legacy insurance companies’9 RBC ratio10 of 274%8
•Genworth holding company cash and liquid assets of $320M11 at quarter-end
Richmond, VA (November 4, 2026) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2026.

“Genworth executed with discipline in the third quarter as we advanced progress against each of our three strategic priorities,” said Tom McInerney, President & CEO. “Enact’s significant capital returns supported our balanced approach to capital allocation, we expanded CareScout’s reach, and we continued to strengthen the self-sustainability of our Closed Block. As we continue to execute our strategy, we will be well positioned to drive sustainable long-term growth and deliver long-term value to shareholders.”

Consolidated Metrics (Amounts in millions, except per share data)	Q3 2026	Q2 2026	Q3 2025
Net income (loss)[5]	$(41)	$47	$116
Net income (loss) per diluted share[5]	$(0.11)	$0.12	$0.28
Adjusted operating income (loss), excluding Closed Block[5,6]	$102	$112	$113
Adjusted operating income (loss), excluding Closed Block per diluted share[5,6]	$0.27	$0.29	$0.28
Weighted-average diluted shares[12]	375.5	386.3	413.3

Consolidated GAAP Financial Highlights
•Net loss was driven by Closed Block, partially offset by Enact
•Net investment income, net of taxes, was $603 million in the quarter, down from $660 million in the prior quarter and $631 million in the prior year primarily from lower income from limited partnerships and U.S. Government Treasury Inflation Protected Securities
•Net investment losses, net of taxes, decreased net income by $9 million in the quarter, compared with net investment gains of $29 million in the prior quarter and $78 million in the prior year. The investment losses in the current quarter were driven primarily by net trading losses and derivatives partially offset by favorable mark-to-market adjustments on limited partnerships

Enact

Operating Metrics (Dollar amounts in millions, except where indicated)	Q3 2026	Q2 2026	Q3 2025
Adjusted operating income (loss)[5]	$132	$143	$134
Primary new insurance written	$14,106	$15,199	$14,048
Primary insurance in-force (amounts in billions)	$275.1	$274.0	$272.3
Loss ratio	20%	14%	15%
Equity[13]	$4,211	$4,373	$4,320
•Results in the quarter included a pre-tax reserve release of $37 million reflecting favorable cure performance and loss mitigation activities. The prior quarter and prior year included pre-tax reserve releases of $37 million and $45 million, respectively
•Pre-tax net investment income of $74 million was up from $68 million in the prior year from higher yields and higher average invested assets
•Primary new insurance written (NIW) decreased 7% versus the prior quarter as a result of higher mortgage rates
•Primary insurance in-force increased 1% versus the prior year, as NIW outpaced lapses and cancellations
•Increase in loss ratio driven by normal seasonal increase in new delinquencies versus the prior quarter and a lower reserve release versus the prior year

Capital Metric	Q3 2026	Q2 2026	Q3 2025
PMIERs sufficiency ratio[7,8]	158%	161%	162%
•Enact entered into a quota share reinsurance agreement covering the 2028 book year
•Enact paid a quarterly dividend of $0.24 per share
•Estimated PMIERs sufficiency ratio of 158%, $1,827 million above requirements

Corporate and Other

Operating Metric (Amounts in millions)	Q3 2026	Q2 2026	Q3 2025
Adjusted operating income (loss)[6]	$(30)	$(31)	$(21)
•Current quarter results were primarily driven by continued investment in CareScout to fund growth in the services business and debt service
•Prior year included a $7 million tax benefit related to a release of a portion of the valuation allowance on certain deferred tax assets

Closed Block

Operating Metric (Amounts in millions)	Q3 2026	Q2 2026	Q3 2025
Adjusted operating income (loss)	$(146)	$(110)	$(96)
•Current quarter results were primarily driven by a $111 million pre-tax A/E14 loss from lower terminations, primarily from mortality, and higher benefit utilization in LTC
•Results in the prior quarter and prior year reflected pre-tax A/E losses of $127 million and $100 million, respectively
•Compared to the prior quarter and prior year, results were also impacted by lower net investment income

Statutory Results[8,9] and RBC Ratio[8,9] (Dollar amounts in millions)	Q3 2026	Q2 2026	Q3 2025
Statutory pre-tax income (loss)[8,15]	$(143)	$6	$(12)
Long-term care insurance	(151)	(82)	(75)
Life insurance	(31)	(22)	(2)
Annuities	39	110	65
GLIC consolidated RBC ratio[8,10]	274%	286%	303%
•Statutory pre-tax loss was $143 million in the current quarter
•LTC continued to benefit from premium increases and benefit reductions from IFAs. Mortality was favorable to the prior quarter, but unfavorable to the prior year. Claims continued to grow as the block ages. Prior quarter results reflected a benefit from net insurance recoveries of $18 million and higher net investment income, primarily from limited partnerships
•Life insurance results included unfavorable seasonal impacts versus the prior quarter. Compared to the prior year, results included unfavorable mortality and unfavorable impacts as the block runs off
•Annuities results reflected $34 million net favorable interest rate and equity market impacts compared to $97 million in the prior quarter and $47 million in the prior year; mortality was also unfavorable compared to the prior year
•Current quarter estimated GLIC consolidated RBC ratio was 274%, down from the prior quarter from the statutory loss, primarily in LTC

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q3 2026	Q2 2026	Q3 2025
Holding company cash and liquid assets[11,16]	$320	$215	$254
•Cash and liquid assets were $320 million at the end of the current quarter, which included approximately $200 million of cash held for future obligations, including advance cash payments from the company’s subsidiaries
•Cash inflows during the current quarter included $122 million from Enact capital returns
•Current quarter cash outflows included $80 million in share repurchases, the repurchase of $21 million in principal of holding company debt at a discount, and $6 million related to debt servicing costs

Capital Allocation and Shareholder Returns
•Executed $80 million in share repurchases in the quarter at an average price of $10.05 per share
•Executed $208 million in share repurchases at an average price of $9.16 per share year-to-date through September 30, 2026
•Executed $998 million in share repurchases since the program’s inception through September 30, 2026 at an average price of $6.66 per share
•Reduced holding company debt principal outstanding by $21 million in the quarter and $36 million year-to-date through September 30, 2026, at a discount

About Genworth Financial
Genworth Financial, Inc. (NYSE: GNW) is a publicly traded holding company headquartered in Richmond, Virginia. Through its family of brands—including CareScout, Genworth, and Enact—Genworth uses its more than 150 years of experience to help families navigate the aging journey with clarity and confidence, offering guidance, products, and services that support caregiving decisions, long-term care planning, and the financial challenges of aging. Genworth is the majority owner of Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information, visit https://www.genworth.com.

Conference Call Information
Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.
Genworth will conduct a conference call on November 5, 2026 at 10:00 a.m. (ET) to discuss its third quarter results, which will be accessible via:
•Telephone: 800-330-6710 or 213-279-1505 (outside the U.S.); conference ID # 1800927; or
•Webcast: https://investor.genworth.com/news-events/ir-calendar
Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.
Prior to Genworth’s conference call, Enact will hold a conference call on November 5, 2026 at 8:00 a.m. (ET) to discuss its third quarter results, which will be accessible via:
•Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or
•Webcast: https://ir.enactmi.com/news-and-events/events
Allow at least 15 minutes prior to the call time to register for the call.
Contact Information:

Investors:	Christine Jewell
InvestorInfo@genworth.com

Media:	Evans Mandes
Evans.Mandes@genworth.com

Use of Non-GAAP Measures
The company uses non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss), excluding Closed Block.” These non-GAAP financial measures are evaluated by management and the company’s Board of Directors to assess performance, manage capital allocation, and in the case of adjusted operating income (loss), excluding Closed Block, as a factor for determining annual incentive awards and compensation for senior management. These measures have been established to more accurately reflect overall operating performance, as they minimize the impact of macroeconomic volatility. Management believes using adjusted operating income (loss), excluding Closed Block as a consolidated measure of profit or loss better aligns with the company’s strategy and capital allocation framework, as no capital is allocated to the Closed Block segment, which operates on a standalone basis, using existing capital and reserves, along with in-force management actions, to meet future obligations. The company also continues to report adjusted operating income (loss) for the Closed Block segment, as it believes it is the appropriate measure of profit or loss in accordance with segment reporting. Although adjusted operating income (loss) and adjusted operating income (loss), excluding Closed Block are non-GAAP financial measures, the company believes these measures aid in understanding the underlying performance of its operations.
The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding:
•net income (loss) attributable to noncontrolling interests,
•net investment gains (losses),
•changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges,
•gains (losses) on the sale of businesses,
•gains (losses) on the early extinguishment of debt,
•restructuring costs, and
•infrequent or unusual non-operating items.
A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes the items listed above from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.
Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21% current tax rate, plus any associated deferred taxes, and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.
Adjusted operating income (loss), excluding Closed Block is derived from adjusted operating income (loss) and excludes adjusted operating income (loss) of the company’s Closed Block segment. While some of the excluded items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss), excluding Closed Block, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the company. Adjusted operating income (loss) and adjusted operating income (loss), excluding Closed Block are not measures of complete profitability; therefore, they should not be considered in isolation or viewed as substitutes for GAAP net income (loss). In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies. In reporting non-GAAP measures in the future, the company may make other adjustments to exclude items it does not consider reflective of its core operating performance. The company may also disclose other non-GAAP operating measures in the future if it believes that such measures would be helpful to investors in their evaluation of the company.
A table at the end of this press release provides a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) and adjusted operating income (loss), excluding Closed Block for the three months ended September 30, 2026 and 2025, as well as the three months ended June 30, 2026.
Management also reports revenues of its CareScout services business (CareScout Services) to monitor growth of the business. CareScout Services revenues, which are included in Corporate and Other, primarily consist of fees from the CareScout Quality Network and placement fees earned when placing a care seeker in a senior living community, along with service fees such as eligibility assessments and Care Plans. To arrive at CareScout Services revenues, Corporate and Other revenues are adjusted to exclude intercompany eliminations, revenues from other businesses not individually reportable, including the company’s CareScout insurance business (CareScout Insurance) and international businesses, and other sources of revenue such as corporate net investment income and net investment gains (losses). See the table at the end of this press release for a reconciliation of total Corporate and Other revenues to CareScout Services revenues.
Statutory Accounting Data
The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.
This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal legacy insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain (loss) from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the legacy insurance companies with internally generated capital.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate increases and benefit reductions included in the multi-year in-force rate action plan and other reduced benefit options associated with the long-term care insurance products in the company’s Closed Block segment; planned investments in and the company’s outlook for new lines of business or new insurance and other products and services, such as those it is pursuing with its CareScout business (CareScout), including through its CareScout services business (CareScout Services) and its CareScout insurance business (CareScout Insurance); future financial performance, including the expectation that quarterly adverse variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s Closed Block segment; any potential future judgment, recovery and/or payment amounts in connection with the AXA S.A. (AXA) and Santander Cards UK Limited (Santander) litigation, and Genworth’s planned use of proceeds from any potential recovery in connection with the litigation, including share repurchases, debt repurchases and investments in new businesses; future financial condition and liquidity of the company’s businesses; and statements the company makes regarding the outlook of the U.S. economy.
Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:
•the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;
•the company’s failure to maintain the self-sustainability of GLIC and its subsidiaries, collectively referred to as “Closed Block” or its “legacy insurance subsidiaries,” including as a result of the inability to achieve desired levels of in-force management actions and/or the timing of future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;
•inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews, including reviews the company expects to complete in the fourth quarter of 2026);
•the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•the impact on any potential recovery and/or payment amounts in the AXA and Santander litigation resulting from a successful appeal (should permission for appeal be granted), significant delays or any other adverse development in the litigation;
•adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), the inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;
•changes in economic, market and political conditions, labor shortages and fluctuating interest rates; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors, including a U.S. federal government shutdown; an increase in the cost of care impacting the company’s long-term care insurance products included in its Closed Block segment; changes in international trade policy, including the potential impact of new or increased tariffs, retaliatory policies or actions from other countries, and trade wars or other events that lead to political and economic instability; changes in government or monetary policies; changes within regulatory agencies; changes in immigration policy; and fluctuations in international securities markets;
•downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets, including private equity and private credit;
•changes in tax rates or tax laws, or changes in accounting and reporting standards;
•litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;
•the inability to attract, retain and motivate qualified employees or senior management, or the company’s succession plans not operating effectively;
•changes in the composition of Enact Holdings’ business or undue concentration by customer or geographic region;
•the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;
•the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine, ongoing conflict between Iran and the United States, and economic competition between the United States and China, among others), a public health emergency, including pandemics, or climate change;
•the inability to effectively manage technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;
•the inability of third-party vendors to meet their obligations to the company;
•the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;
•a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations, including as a result of a potential Federal Housing Finance Agency (FHFA)-directed pilot program in response to a recent executive order issued by the President of the United States;
•unanticipated claims resulting from Enact Holdings’ delegated underwriting and loss mitigation programs;
•the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and
•other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 27, 2026.
The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Consolidated Statements of Operations
(Amounts in millions, except per share amounts)
(Unaudited)

	Three months		Three months
	ended September 30,		ended June 30,
	2026	2025	2026
Revenues:
Premiums	$893	$886	$875
Net investment income	763	799	836
Net investment gains (losses)	(11)	99	37
Policy fees and other income	149	151	153
Total revenues	1,794	1,935	1,901
Benefits and expenses:
Benefits and other changes in policy reserves	1,270	1,227	1,233
Liability remeasurement (gains) losses	108	106	132
Changes in fair value of market risk benefits and associated hedges	(11)	(1)	(17)
Interest credited	96	96	96
Acquisition and operating expenses, net of deferrals	255	259	268
Amortization of deferred acquisition costs and intangibles	52	57	54
Interest expense	25	27	26
Total benefits and expenses	1,795	1,771	1,792
Income (loss) from continuing operations before income taxes	(1)	164	109
Provision (benefit) for income taxes	8	9	26
Income (loss) from continuing operations	(9)	155	83
Income (loss) from discontinued operations, net of taxes	(2)	(8)	(2)
Net income (loss)	(11)	147	81
Less: net income (loss) attributable to noncontrolling interests	30	31	34
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(41)	$116	$47
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.10)	$0.30	$0.13
Diluted	$(0.10)	$0.30	$0.13
Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.11)	$0.29	$0.12
Diluted	$(0.11)	$0.28	$0.12
Weighted-average common shares outstanding:
Basic	375.5	408.0	381.3
Diluted[12]	375.5	413.3	386.3

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss) and Adjusted Operating Income (Loss), Excluding Closed Block
(Amounts in millions, except per share amounts)
(Unaudited)

	Three months		Three months
	ended September 30,		ended June 30,
	2026	2025	2026
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(41)	$116	$47
Add: net income (loss) attributable to noncontrolling interests	30	31	34
Net income (loss)	(11)	147	81
Less: income (loss) from discontinued operations, net of taxes	(2)	(8)	(2)
Income (loss) from continuing operations	(9)	155	83
Less: net income (loss) attributable to noncontrolling interests	30	31	34
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(39)	124	49
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[17]	9	(99)	(37)
Changes in fair value of market risk benefits attributable to changes in interest rates, equity markets and associated hedges[18]	(15)	(3)	(23)
(Gains) losses on early extinguishment of debt	(2)	—	(1)
Expenses related to restructuring	2	1	2
Taxes on adjustments[19]	1	(6)	12
Adjusted operating income (loss)	(44)	17	2
Adjustment to exclude Closed Block segment adjusted operating (income) loss	146	96	110
Adjusted operating income (loss), excluding Closed Block	$102	$113	$112
Adjusted operating income (loss):
Enact segment	$132	$134	$143
Corporate and Other	(30)	(21)	(31)
Closed Block segment	(146)	(96)	(110)
Adjusted operating income (loss)	$(44)	$17	$2
Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.11)	$0.29	$0.12
Diluted	$(0.11)	$0.28	$0.12
Adjusted operating income (loss), excluding Closed Block per share:
Basic	$0.27	$0.28	$0.29
Diluted	$0.27	$0.28	$0.29
Weighted-average common shares outstanding:
Basic	375.5	408.0	381.3
Diluted[12]	375.5	413.3	386.3

Reconciliation of Total Corporate and Other Revenues to CareScout Services Revenues
(Amounts in millions)
(Unaudited)

	Three months		Three months
	ended September 30,		ended June 30,
	2026	2025	2026
Total Corporate and Other revenues	$10	$15	$3
Less: intercompany eliminations	(4)	(3)	(3)
Less: other revenues	7	15	—
CareScout Services revenues	$7	$3	$6

Footnote Definitions
1A match is identified when CareScout validates and approves a home care invoice that demonstrates a CareScout member has received services for the first time and the appropriate discount was applied, or receives notice of a move-in to a senior living community.
2Long-term care insurance.
3Multi-year rate action plan.
4In-force rate actions.
5All references reflect amounts available to Genworth’s common stockholders.
6This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.
7The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
8Company estimate for the third quarter of 2026 due to timing of the preparation and filing of the statutory financial statement(s).
9Includes Genworth’s legacy insurance companies: Genworth Life Insurance Company (GLIC), Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
10Risk-based capital ratio based on company action level for GLIC consolidated.
11Included approximately $200 million, $81 million and $145 million of cash held for future obligations, including advance cash payments from the company’s subsidiaries as of September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
12As a result of the loss from continuing operations for the three months ended September 30, 2026, the company used basic weighted-average common shares outstanding in the calculation of diluted earnings (loss) per share for the three months ended September 30, 2026, as the inclusion of 5.8 million performance stock units, restricted stock units and other equity-based awards would have been antidilutive to the calculation. Had the company not incurred a loss from continuing operations for the three months ended September 30, 2026, diluted weighted-average common shares outstanding would have been 381.3 million.
13Reflected Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $999 million, $1,037 million and $1,009 million as of September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
14Actual variances from expected experience.
15Net gain (loss) from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
16Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
17Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $2 million for the three months ended September 30, 2026.
18Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(4) million and $(2) million for the three months ended September 30, 2026 and 2025, respectively, and $(6) million for the three months ended June 30, 2026.
19The three months ended September 30, 2025 included a $27 million tax benefit related to a release of a portion of the valuation allowance on certain deferred tax assets.